Exhibit 10.1

DBS

26 July 2018

Prime World International Holdings Ltd. Taiwan Branch

No. 18, Gong 4th Rd., Linkou Dist., New Taipei City 244, Taiwan (R.O.C.)

Dear Sir,

LETTER OF OFFER

We are pleased to offer you the banking facility(ies) described below (the "Facility(ies)") upon the terms and conditions set out in this letter.

FACILITY(IES)

	Facility	Limit	Tenor	Pricing,
				Interest Rate	Interest Payment Schedule	Commi ssion / Fee	Others
1.	Post-shipment Financing/ Payable Invoice Financing	USD7,000,000	3 months	Cost of Fund plus 1.25%	Monthly	Waived
2.	Post-Shipment Financing under Open Account basis	USD7,000,000	2 months	Cost of Fund plus 1.25%	Monthly	Waived
3.	Short Term Loan — Revolving	TWD100,000,000	3 months	TWD: Cost of Fund plus 1.35%	Monthly

The Facilities are always subject to the availability of sufficient funds on our part and to our periodic review based on your updated financial information and money market conditions.

Unless otherwise provided herein or agreed by us, each drawing shall be repaid in full on the last day of the agreed financing period relating to such drawing, and interest shall be payable on the last day of the interest period applicable to such drawing or in arrears on the last day of the relevant financing period relating to the drawing (whichever is earlier). Any commission(s) on the Facility(ies) will be charged at our standard rate prevailing from time to time unless otherwise agreed by us. The commission is payable in one lump sum in advance on or before the date of issue of the relevant instrument and shall be non-refundable once paid.

Unless otherwise provided herein or agreed by us, interests shall accrue from date of the first drawing of the Facility(ies) and be calculated daily based on a 365-day year for Facility(ies) denominated in NT Dollar, Pound Sterling, Hong Kong Dollar, Malaysian Ringgit and Singapore Dollar, and on a 360-day year for Facility(ies) denominated in other foreign currencies.

You hereby agree to authorize us to debit any of your accounts (including TWD accounts and foreign currency accounts) with us for any sum which may be required to meet the payment of principal, interests, overdue interests, penalties and all types of fees, commissions and expenses including but not limited to insurance premium, registration fees and valuation fees in relation to the Facility(ies) under your account(s).

Aggregate outstanding under Facilities 1 to 3 must not exceed USD 7,000,000 at any time.

DBS

SECURITIES

The Facility(ies) together with all other moneys, obligations and liabilities which may be due, owing or payable by you to us from time to time shall be secured by the following securities:

1.	Promissory Note of USD7,000,000 and Note Authorization co-made by Prime World International Holdings Ltd. Taiwan Branch.

If the value of the collateral provided by you to us is not enough to fully cover all your liabilities with respect to all outstanding transactions under the said limits of the Facilities provided hereunder due to market fluctuations in the applicable foreign exchange rates, you should provide us with additional collateral in a form and value satisfactory and acceptable to us within 5 business days of receipt of our notice for additional collateral.

CONDITIONS PRECEDENT

(a)	Unless otherwise determined by us, the Facility(ies) will be available for your utilisation only after we have received and found satisfactory

•	this letter duly accepted by your authorised signatories;
•	all legal and security documents duly executed together with notices of assignment, where required;
•	insurance policies, cover notes and insurance premium receipts and such other documentation (whether legal, security or otherwise), confirmation of the fulfillment of such other requirements (including stamping, registration and other conditions precedent) as may be required by us.
•	Standard Terms and Conditions Governing Facilities Granted by and Transactions entered into with DBS Bank (Taiwan) Ltd. (hereafter "Standard Conditions") signed by Prime World International Holdings Ltd. Taiwan Branch.
•	Meeting Minutes of the Board of Directors Meeting and Letter of Authorization issued by Prime World International Holdings Ltd. Taiwan Branch.

(b)       Our obligation to advance any moneys or to incur any liabilities pursuant to this letter is subject to the further condition that on the date of the relevant drawdown notice and on each relevant drawdown or transaction date, there being no event or circumstances which could affect our decision or willingness to advance any moneys or to incur any liabilities pursuant to this letter.

OTHER CONDITIONS

•	Facilities 2 Financing Quantum FQ % : 80

•	Right of Review

The Facility(ies) under this letter are/is uncommitted in nature and as such, the availability of the Facility(ies) is subject to review by us at any time. Upon such review, to the extent permitted by law, we will have the right at our absolute discretion, notwithstanding any inconsistent provision in this letter or elsewhere, to:

DBS

(a)	immediately cancel, reduce, suspend or vary the Facility(ies);
(b)	decline any further utilization of the Facility(ies);
(c)	demand immediate repayment of all moneys and liabilities owing to us under the Facility(ies) (whether actual or contingent);
(d)	demand immediate payment from you of all moneys that we are or may be liable for under all letters of guarantee/credit issued under the Facility(ies), notwithstanding that the beneficiaries under such letters of guarantee/credit have not made any claim on us; and/or
(e)	require you to procure the complete and unconditional release of all letters of guarantee/credit issued under the Facility(ies).

•	Each trade instrument shall be for such amount and period, on such terms and conditions and issued in favour of such party(ies) as we may, in our absolute discretion, approve and accept. All applications for trade instruments must be made on relevant application and indemnity forms.

•	The Facility(ies) shall also be subject to such other terms and conditions customary for financing of this nature and legal documentation required by and acceptable to us.

STANDARD TERMS AND CONDITIONS

The enclosed Standard Conditions for Banking Transactions and all addendums / supplements thereto shall apply to the Facility(ies). In the event of any conflict exists between this letter and Standard Conditions, this letter shall prevail. The Standard Conditions shall supersede and override General Agreement for Banking Transactions("GABT") previously executed by you (applicable to borrowers that have signed GABT).

We recognize that banks have an important role to play in promoting responsible environmental, social and governance ("ESG") behavior of our customers and is committed to practicing responsible financing. We trust that the information, including ESG information based on publicly available information as well as any information provided by your company representatives, is true and accurate and is covered by the Representations and Warranties given by you to us in the facility letters and agreements relating to banking facilities granted by us to you.

Should the above offer meet with your acceptance, please return the duplicate of this letter duly signed and all required documents to us within 30 days from the date of this letter, after which date this offer shall lapse, unless otherwise extended by us.

DBS

We are pleased to be of service to you.

Yours Sincerely,

___________________________________

Institutional Banking Group

DBS Bank (Taiwan) Ltd.

ACCEPTANCE

We, Prime World International Holdings Ltd. Taiwan Branch, hereby confirm acceptance of the above mentioned Banking Facilities from DBS Bank (Taiwan) Ltd under all the terms and conditions enumerated in its Letter of Offer dated 26 July 2018. Herewith we also declare that we are applying for the grant of the said Facilities for our own use and not for the benefit of any other party;

Name of Borrower: Prime World International Holdings Ltd. Taiwan Branch

Name of Authorised Signator(ies)

Signature/Chop

Date 2018.10.3.